EXHIBIT 21

LIST OF SUBSIDIARIES OF SPARTANNASH COMPANY

Name	Jurisdiction of Formation	Other Names Under Which Business is Conducted
Nash-Finch Company	Delaware

Bag ‘n Save

Econofoods

Family Fare

Family Fresh Market

Family Thrift Center

Germantown Fresh Market

No Frills Supermarkets

Pick ‘n Save

Prairie Market

SunMart Foods

Supermercado Nuestra Familia

Wholesale Food Outlet

Spartan Stores Distribution, LLC	Michigan
Market Development, LLC	Michigan	Jefferson Square (in IN) Market Street Plaza (in IN)
Seaway Food Town, Inc.	Michigan
SpartanStores Fuel, LLC	Michigan	D&W Quick Stop Family Fare Quick Stop Forest Hill Fuel VG’s Quick Stop
SpartanNash Associates, LLC	Michigan
Family Fare, LLC	Michigan	D&W Fresh Market D&W Pharmacy Family Fare Pharmacy Family Fare Supermarkets Forest Hills Pharmacy Forest Hills Foods VG’s Food Center VG’s Pharmacy Valu Land
Prevo’s Family Markets, Inc.	Michigan	D&W Fresh Market D&W Pharmacy Family Fare Pharmacy Family Fare Supermarket
MSFC, LLC	Michigan
MDV SpartanNash LLC	Delaware	MDV
Erickson’s Diversified Corporation	Wisconsin
Fresh City Market LLC	Wisconsin
Grocery Supply Acquisition Corp.	Delaware
GTL Truck Lines, Inc.	Nebraska
Hinky Dinky Supermarkets	Nebraska
Nash Brothers Trading Company	Delaware
Super Food Services, Inc.	Delaware
T.J. Morris Company	Georgia
U Save Foods, Inc.	Nebraska
The Pharm of Michigan, Inc.	Michigan
Spartan Properties Management, Inc.	Ohio
Valley Farm Distributing Co.	Ohio	VFD
Custer Pharmacy, Inc.	Michigan
Gruber’s Real Estate, LLC	Michigan